UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

WESTMORELAND RESOURCE PARTNERS, LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34815	77-0695453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 300 Englewood, CO		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 922-6463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on October 9, 2018, Westmoreland Coal Company (“Westmoreland”) and certain of its subsidiaries, including Westmoreland Resource Partners, LP, a Delaware limited partnership (the “Company”), filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On March 1, Westmoreland and certain of its subsidiaries not including the Company (collectively, the “WLB Debtors”) filed with the Bankruptcy Court a proposed chapter 11 plan (as it may be amended, modified or supplemented from time to time, the “Plan”). On March 2, 2019, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”). On March 15, 2019 (the “Plan Effective Date”), the WLB Debtors satisfied the conditions to effectiveness set forth in the Confirmation Order and in the Plan and consummated the Plan, including the sale of substantially all of their assets to a new entity created and controlled by the WLB Debtors’ first lien creditors, and the WLB Debtors emerged from their Chapter 11 cases (the “Emergence”).

In connection with the Emergence, all remaining officers of the Company resigned as of the Plan Effective Date. Also on the Plan Effective Date, the Board of Directors of the general partner of the Company (the “Board”) appointed Mr. Gerald A. Tywoniuk, 57, as the Acting Chief Executive Officer and the Acting Secretary of the Company. In such role, Mr. Tywoniuk will be the sole executive officer of the Company, effective as of the Plan Effective Date. Also effective as of the Plan Effective Date, Mr. Tywoniuk will be appointed as the sole executive officer of certain of the Company’s wholly owned subsidiaries. In connection with the foregoing appointments, Mr. Tywoniuk will, effective as of the Plan Effective Date, resign as a member of each of the Audit Committee and the Conflicts Committee of the Board.

Mr. Tywoniuk has served on the Board since January 2009, and on February 27, 2018, was appointed the Chairman of the Board. He also serves as a director and audit committee chairperson of the general partner of American Midstream Partners, LP, as well as a director and audit committee member of the GP of Landmark Infrastructure Partners LP. In addition to his board of director roles, Mr. Tywoniuk has provided various interim and project Chief Financial Officer services since May 2010. From June 2008 until August 2013, he held various management and finance roles, including Plan Representative, acting Chief Executive Officer, and Chief Financial Officer of Pacific Energy Resources Ltd., an oil production company. Mr. Tywoniuk joined that company in June 2008 to help the management team work through the company’s financially distressed situation. The board of the company elected to file for Chapter 11 protection in March 2009. In December 2009, the company completed the sale of its assets, and by August 2013 the company completed its liquidation. Mr. Tywoniuk previously served as Chief Financial Officer of Pacific Energy Partners, LP, an oil and refined products pipeline and storage partnership from 2002 to 2006, and MarkWest Energy Partners, L.P. and its predecessor, principally a natural gas and liquids midstream services partnership, from 1997 to 2002. He has over 36 years of experience in accounting and finance, including 12 years as the Chief Financial Officer of three public companies and four years as Vice President/Controller of a fourth public company. Mr. Tywoniuk’s extensive accounting, financial and executive management experience, as well as his in-depth knowledge of the mining industry generally and our partnership in particular, and his prior experience with publicly traded partnerships, provide him with the necessary skills to be a member of the Board and a member and chairman of the audit committee of our GP. With respect to the audit committee, Mr. Tywoniuk was designated as an audit committee financial expert and financially literate in accordance with NYSE listing standards based on his education and experience. He earned a Bachelor of Commerce degree from The University of Alberta, Canada, and is a Canadian Chartered Professional Accountant (CA).

There are no arrangements or understandings between Mr. Tywoniuk and any third party pursuant to which Mr. Tywoniuk was selected as an officer. Mr. Tywoniuk does not have any family relationship with any director or executive officer of the the Company or any person chosen by the Company to become a director or executive officer. There have not been any transactions since the beginning of the Company’s last fiscal year, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Tywoniuk had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND RESOURCE PARTNERS, LP

Date: March 18, 2019	By:	/s/ Gerald A. Tywoniuk
Gerald A. Tywoniuk Authorized Officer